Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) made as of the 5th day of October, 2012 between FRIENDFINDER NETWORKS INC., a Nevada corporation (the “Company”) having an office at 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487 and DANIEL C. STATON (the “Consultant”).

WHEREAS, the Company and the Consultant are parties to that certain Amended and Restated Employment Agreement dated as of April 24, 2012, (the “Employment Agreement”).

WHEREAS, the Consultant's employment with the Company will end on October 5, 2012, under circumstances that could potentially entitle him to certain payments and benefits pursuant to the Employment Agreement (the "Employment Severance").

WHEREAS, the Company desires to retain the Consultant to provide consulting services in connection with enterprise-wide business initiatives, strategic planning and issues relating to the Company's debt, including any refinancing of the Company’s debt (the "Consulting Services"), and the Consultant desires to provide such Consulting Services to the Company on the terms and subject to the conditions hereinafter set forth.

WHEREAS, in consideration for entering into this Agreement and the promises contained herein, the Consultant has agreed not to claim any entitlement to the Employment Severance.

NOW THEREFORE, the parties agree as follows:

1.             Engagement.  The Company hereby engages the Consultant to provide the Consulting Services, and the Consultant hereby accepts such engagement by the Company, upon the terms and conditions set forth below.

2.             Term.  Subject to the provisions for termination herein provided, the Company and the Consultant agree that this Agreement initially became effective on the 5th day of October, 2012 (the “Effective Date”) and that this Agreement shall continue until March 29, 2017 (the “Term”), or until the Consultant or Company terminates this engagement in accordance with Section 5, if earlier.

3.             Consulting Services.

3.1           During the Term, the Consultant agrees to be available on an as-needed basis to perform the Consulting Services.

3.2           In the performance of these Consulting Services, Consultant shall at all times comply with and abide by the terms and conditions set forth in this Agreement and all applicable policies and procedures of the Company. Consultant shall further perform the Consulting Services in a professional manner and in accordance with all applicable laws, rules and regulations and by following and applying the highest professional standards and guidelines.

3.3           The Consultant shall be permitted to perform the Consulting Services from any location(s) selected by the Consultant.

3.4           Nothing contained herein shall require the Consultant to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Consultant shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4.             Consulting Fee and Benefits.

4.1           Consulting Fee.  Subject to Section 10 hereof, during the Term, the Company shall pay the Consultant the following "Consulting Fee" payable bi-monthly: the Consultant shall receive a Consulting Fee of $500,000 per annum. The Consulting Fee may be increased each fiscal year of the Company (the “Fiscal Year”) following the first anniversary of the date hereof at the rate of ten percent (10%) of the then current Consulting Fee, if permitted under the terms of the agreements governing the Company's indebtedness and obligations in effect from time to time (collectively, the “Indentures”).

4.2           Annual Stock Grant.  Subject to the Company's stockholders approving incentive plans that are required in order to make the annual stock grants required by this Agreement (the “Stockholder Approval”), on the last day of each calendar quarter during the Term beginning with the calendar quarter commencing October 1, 2012 (each an “Equity Grant Date”), the Company shall grant to the Consultant 62,500 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), which shall be non-forfeitable and free of any restrictions on sale, transfer, assignment or other conveyance. In the event that Stockholder Approval has not been obtained as of an Equity Grant Date and as a result of the lack of such Stockholder Approval the Company is not able to award all or a portion of the equity that is required to be awarded pursuant to the Agreement (disregarding the Stockholder Approval requirement), if and when the Stockholder Approval is obtained, all equity that would have been granted to the Consultant on any Equity Grant Date (disregarding the Stockholder Approval requirement) prior to the Stockholder Approval shall be awarded within five (5) days of the Stockholder Approval (provided that such equity shall be reduced to the extent that the Company has provided compensation to the Consultant in lieu of the equity pursuant to the following sentence). In the event that Stockholder Approval is not obtained within three (3) months of any date on which a Stockholder Approval is required in order to grant the equity under this Section 4.2, then the Company shall use its best efforts to provide other compensation to the Consultant in order to put the Consultant in the same economic position he would have been had Stockholder Approval been obtained within the requisite period.

4.3           Additional Consulting Fee. In addition to the Consulting Fee, the Consultant will be eligible to receive an additional consulting fee annually based on his performance in each Fiscal Year the Consultant is engaged by the Company during the Term in an amount up to (i) one hundred percent (100%) of the Consulting Fee in effect on the last day of the Fiscal Year plus (ii) one hundred percent (100%) of the dollar value of the quarterly Common Stock grants made to the Consultant during the applicable Fiscal Year pursuant to Section 4.2 of the Agreement, determined based on the closing stock price of the Common Stock of the Company as of the date of the grants (the "Additional Consulting Fee"). The award of each year’s Additional Consulting Fee, if any, shall be based upon the following performance criteria and subject to the successful completion of the refinancing of the Company’s outstanding debt as of the date of this Agreement: (a) seventy-five percent (75%) based on the Company's objective evaluation of revenue growth, EBITDA growth and margin improvement, which shall be provided to the Consultant in writing at the beginning of each Fiscal Year (and no later than January 31 of each Fiscal Year), and (b) twenty-five percent (25%) based on the Company's subjective evaluation of the Consultant’s performance of the Consulting Services. Such determination shall be made after consultation with the Consultant within sixty (60) days following the end of each Fiscal Year during the Term commencing with the Fiscal Year ending December 31, 2012. For the Fiscal Year 2012, the criteria set forth above shall be evaluated commencing on the Effective Date. The Consultant must be engaged by the Company through December 31 of the applicable Fiscal Year in order to be eligible to receive an Additional Consulting Fee with respect to such Fiscal Year. Subject to Section 10 hereof, the Company shall pay any Additional Consulting Fee payable hereunder within seventy-four (74) days following the end of the applicable Fiscal Year. The Additional Consulting Fee will be paid in cash. In the event that as a result of any Indenture effective as of the payment date of the Additional Consulting Fee, the Additional Consulting Fee cannot be paid in its entirety in the form of cash, the portion of the Additional Consulting Fee that cannot be paid in cash shall be paid in the form of Common Stock. If such portion of the Additional Consulting Fee cannot be paid in the form of Common Stock because of the lack of available shares under the Company’s equity plans that have received Stockholder Approval, the Company shall use its best efforts to pay to the Consultant such portion of the Additional Consulting Fee in a form permissible under the Indentures. Notwithstanding the foregoing, in no event shall the foregoing provisions relieve the Company of its obligation to pay to the Consultant the Additional Consulting Fee provided under Section 4.3.

4.4           Stock Options.  Subject to availability under the Company's 2008 Stock Option Plan or obtaining the Stockholder Approval, the Company shall grant an option to purchase 4,167 shares of common stock of the Company on April 3, 2013 and on each anniversary of April 3, 2013 during the Term (each such grant, an “Option”); provided, that, the Consultant is engaged by the Company on each such date. The respective exercise price per share of each Option shall be no less than the fair market value of a share on the date the Option is granted. The fair market value of the Company’s common stock shall be determined based on the closing price on the trading day immediately before the grant date. Subject to accelerated vesting provisions set forth in Section 6 herein, each Option shall vest as to twenty percent (20%) of the shares subject to such Option on the first anniversary of the grant of such Option and as to twenty percent (20%) of the shares subject to such Option on each anniversary thereafter, subject to the Consultant’s continued engagement with the Company on the relevant vesting dates. In all other respects, each Option shall be subject to the terms, definitions and provisions of the Company’s 2008 Stock Option Plan, the Company's 2012 Stock Incentive Plan, or any other Company stock incentive plan approved by the Compensation Committee and the stockholders, as amended from time to time, pursuant to which the Option is granted, and the stock option agreement by and between the Consultant and the Company.

4.5           Restricted Stock.  Subject to availability under the Company's 2009 Restricted Stock Plan or obtaining the Stockholder Approval, on May 16, 2013 and on each anniversary of such date thereafter during the Term, the Company shall issue to the Consultant 2,500 shares of restricted stock (the “Restricted Stock”); provided, that, the Consultant is engaged by the Company pursuant to this Agreement on each such anniversary date, which stock the Consultant shall not sell, transfer, assign or otherwise convey prior to the third anniversary of the date such Restricted Stock is issued. In the event that the Consultant ceases to be engaged by the Company, except for termination of the Consultant’s engagement under Certain Circumstances or due to the Consultant’s death, “disability” (as defined under the FriendFinder Networks Inc. 2009 Restricted Stock Plan, the Company's 2012 Stock Incentive Plan, or any other Company stock incentive plan approved by the Compensation Committee and the stockholders pursuant to which the Restricted Stock is granted), or termination of the Consultant’s engagement upon the expiration of the Term, the Company shall have the right to repurchase any Restricted Stock issued less than three years prior to the date of such termination at the fair market value of the Restricted Stock on the date such Restricted Stock was issued. The Company shall provide written notice to the Consultant of its intention to exercise such repurchase right no later than five (5) days after the date of termination of his engagement and the repurchase of the Restricted Stock shall be consummated within ten (10) days of such notice.

For purposes of this Agreement, “Certain Circumstances” shall mean the termination of the Consultant’s engagement (i) by the Company Without Cause (as defined in Section 5.1); or (ii) by the Consultant for Good Reason (as defined in Section 5.2); or (iii) as a result of a Change in Control (as defined in Section 6).

4.6           Share Adjustment.  All share amounts contemplated in Sections 4.2, 4.3, 4.4 and 4.5 are subject to appropriate adjustment in the event of a stock split, reverse stock split, merger, recapitalization and similar transactions which may take place after the date hereof.

4.7           Independent Contractor Status.  Consultant at all times with respect to this Agreement will be an independent contractor. Neither party shall have the right nor power to bind the other party to any liability or obligation, and Consultant shall not hold himself out as having any such right or power in his capacity as a Consultant under this Agreement. This Agreement shall not be construed to establish a partnership or employment relationship between Consultant and Company or create any other form of legal association which would impose liability upon one party for the act or failure to act of the other. Except as specifically provided herein, Consultant shall not be entitled to receive any compensation or benefits provided by Company to its employees. Consultant acknowledges and agrees that payment of all taxes related to the compensation paid to Consultant by Company is the sole responsibility of Consultant. As a result of Consultant's status as an independent contractor, Company shall not pay any contributions to social security, unemployment insurance, federal or state withholding taxes, any other applicable taxes whether federal, state, local, or foreign nor provide any other contributions or benefits, including, without limitation, any vacation pay, sick leave pay, retirement benefits, health or disability benefits, which might be expected in an employer-employee relationship. Consultant acknowledges and agrees that it shall have no claim against Company hereunder or otherwise for any such benefits including without limitation claims for employee benefits of any kind.

4.8           Expenses.  The Company shall pay or reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing consulting services to the Company or in connection with otherwise performing consulting services under this Agreement.

4.9           Acknowledgement of Director Position; Continuation of D&O Insurance Coverage; and Indemnification Agreement.  The Company acknowledges that Consultant is a member of the Board of Directors of the Company (the "Board"), and in such capacity as Director, the Company shall cover Consultant in its standard D&O insurance policy, under the current limits and evidence in place, and shall provide written evidence of such coverage upon request by the Consultant; provided that the limits shall be no less than $10 million per defined loss, and $10 million in total coverage. It is hereby agreed and acknowledged between the Consultant and the Company that, with respect to Consultant's role as a Director of the Company, the Indemnification Agreement entered into as of April 21, 2009 (the "Indemnification Agreement") shall remain in full force and effect in accordance with its terms. The Consultant acknowledges that during the term of the Consulting Agreement, he shall not be entitled to any compensation for serving as a member of the Board, including any director fees payable in cash and any stock options or other equity grants payable to non-employee Directors under the Company's director compensation policies in effect from time to time, other than the compensation provided to him pursuant to this Agreement.

5.             Termination.

5.1           Termination of Engagement by the Company for Cause. The Company may terminate the Consultant’s engagement under this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Consultant of such termination. For purposes of this Section 5.1, “Cause” shall mean: a willful failure or refusal on Consultant’s part to perform the Consulting Services, willful gross misconduct, willful dishonesty or fraud on Consultant’s part in connection with Consultant’s engagement, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; or a material breach by the Consultant of any provision of this Agreement. No termination of the Consultant’s engagement hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this Section shall first have been complied with. The Consultant shall be given written notice by the Board, with such notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Consultant shall have ten (10) days after receipt of such notice to fully cure such alleged violation, if possible. If he fails to cure such alleged violation within such ten (10) day period, the Consultant shall then be entitled to a hearing in person (together with counsel) before the full Board. If after such hearing, the Board gives written notice to the Consultant confirming that a majority of the members of the full Board voted after the hearing to terminate the Consultant for Cause, the Consultant’s engagement shall thereupon be terminated for Cause. For purposes hereof, no act or omission shall be deemed to be “willful” if such act or omission was taken (or omitted) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or if such act or omission resulted from the Consultant’s physical or mental incapacity.

5.2           Termination of Engagement by the Company Without Cause.  The Company may terminate Consultant's engagement under this Agreement without Cause upon thirty (30) days’ prior written notice to the Consultant.

5.3           Termination of Engagement by the Consultant for Good Reason.  The Consultant may terminate his engagement under this Agreement for Good Reason. A termination by Consultant for “Good Reason” shall mean a termination by the Consultant of the Consultant’s engagement within sixty (60) days following the occurrence of the Company’s breach of any material provision in this Agreement or the date that the Consultant has actual knowledge of such breach.

5.4           Voluntary Termination of Engagement by the Consultant Without Good Reason.  The Consultant may voluntarily terminate his engagement under this Agreement without Good Reason, upon not less than 60 days’ prior written notice to the Company.

5.5           Death.  The Consultant’s engagement under this Agreement shall automatically terminate upon the Consultant’s death.

6.             Termination Payments.

6.1           In the event of a termination of the Consultant’s engagement by the Company for Cause, by the Consultant without Good Reason, due to the expiration of the Term or as a result of the Consultant’s death, the Consultant (or his estate, as applicable) shall be entitled to (i) his Consulting Fee earned but unpaid through and including the date of the termination of his engagement, (ii) any unpaid Additional Consulting Fee that is earned and accrued for any completed Fiscal Year,  and (iii) have forwarded to an email address specified by the Consultant (or his estate) following the termination of his engagement all emails sent to dstaton@ffn.com, dstaton@PMGI.com, Dstaton@penthouse.com and any other email addresses used by the Consultant while formerly employed by the Company or while engaged as a consultant by the Company for a period of seven (7) years following the termination of his engagement (collectively, the “Accrued Amounts”).  In the case of the provision set forth above in Section 6.1(iii), the Consultant shall be bound by the confidentiality obligations set forth in Section 9 herein for such applicable period of time and the Company may automatically cease forwarding such e-mails upon discovering that Consultant has violated such confidentiality obligations. Additionally, the Company may cease forwarding such e-mails if the act of forwarding such e-mails would result in the Company violating any law.  Nothing in Section 6.1(iii) above shall prohibit the Company from shutting down a website, sever, domain name or taking any other related action which would result in the Company's inability to forward e-mails to the Consultant if such decision was made by the Board in good faith. For avoidance of doubt, absent a termination of engagement in connection with a Change in Control pursuant to Section 6.3 the Consultant shall not be entitled to any termination benefits pursuant to Section 6.2 if his engagement is terminated by the Company for Cause, by the Consultant without Good Reason or due to the Consultant's death or the expiration of the Term; provided that, in the event that the Consultant's engagement is terminated by the Company for Cause or is terminated by the Consultant without Good Reason (a "Discretionary Termination Payment Event"), the Board (without the Consultant's participation), in its sole and absolute discretion, may choose to pay the Consultant an amount equal to the sum of the payments referred to in subsections 6.2(a) and (b) below, payable in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date.

6.2           In the event the Consultant’s engagement is terminated by the Company without Cause (which does not include termination due to expiration of the Term) or by the Consultant for Good Reason during the Term, the Consultant shall be entitled to the Accrued Amounts and, subject to the Consultant’s signing, returning to the Company and not revoking a release of claims related to the Consultant's engagement as a consultant of the Company and prior employment with the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”), the Consultant shall be entitled to receive, and the Company shall be obligated to provide, the following cash termination payments and benefits:

  (a)           Payment to the Consultant of an amount equal to the lesser of (i) 2.99 times (A) the Consulting Fee as of the date of termination plus (B) the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock as of the date of termination) or (ii) the amount of Consulting Fee owed to the Consultant for the remainder of the Term plus the value of the Common Stock to be granted to the Consultant over the remainder of the Term (determined based on the closing price of the Common Stock of the Company as of the date of termination), in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

  (b)           Payment to the Consultant of an amount equal to one hundred percent (100%) of the Additional Consulting Fee actually earned for the Fiscal Year prior to the year of termination, if any; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

  (c)           Payment to the Consultant of an amount equal to five (5) times the Consultant’s Consulting Fee plus five (5) times the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock of the Company as of the date of termination) less the amount determined pursuant to Section 6.2(a), to be paid in a lump sum within sixty (60) days following termination, as determined by the Company; and

  (d)           All outstanding stock options, restricted stock and other awards granted under the Incentive Plan (the "Awards") shall immediately vest upon termination and the Consultant shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws. Consultant shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary. Notwithstanding this subsection 6.2(e), however, Consultant shall have the option, in his sole discretion, to elect to forgo the accelerated vesting of the Awards.

Notwithstanding anything else to the contrary in this Agreement, all termination payments and benefits provided in this Section 6.2 are subject to the Consultant’s signing, returning to the Company and not revoking a Release within 45 days following the date the Consultant actually receives an execution copy of such Release. The Company shall have no more than 15 days following the Consultant's termination of engagement to provide Consultant with such release. In the event the 60 day post-termination period, during which the payments referred to in subsections 6.2(a), 6.2(b) and 6.2(c) above or 6.3(a), 6.3(b) and 6.3(c) below are required to be made, begins in one taxable year of the Consultant and ends in a second taxable year of the Consultant, the payments referred to in subsections 6.2(a), 6.2(b) and 6.2(c) above or 6.3(a), 6.3(b) and 6.3(c) below shall be made in the second taxable year (and within such 60 day period).

6.3           In the event that the Consultant's engagement is terminated for any reason within 12 months following a Change in Control, the Consultant shall be entitled to receive the Accrued Amounts and, subject to the Consultant’s signing, returning to the Company and not revoking the Release within 45 days following the date the Consultant actually receives an execution copy of such Release, the Consultant shall be entitled to receive, and the Company shall be obligated to provide, the following cash termination payments and benefits:

  (a)           Payment to the Consultant of an amount equal to the lesser of (i) 2.99 times (A) the Consulting Fee as of the date of termination plus (B) the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock as of the date of termination) or (ii) the amount of Consulting Fee owed to the Consultant for the remainder of the Term plus the value of the Common Stock to be granted to the Consultant over the remainder of the Term (determined based on the closing price of the Common Stock of the Company as of the date of termination), in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

  (b)           Payment to the Consultant of an amount equal to one hundred percent (100%) of the Additional Consulting Fee actually earned for the Fiscal Year prior to the year of termination, if any; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

  (c)           Payment to the Consultant of an amount equal to five (5) times the Consultant’s Consulting Fee plus five (5) times the value of 250,000 shares of Common Stock (determined based on the closing price of the Common Stock of the Company as of the date of termination) less the amount determined pursuant to Section 6.2(a), to be paid in a lump sum within sixty (60) days following termination, as determined by the Company; and

  (d)           All outstanding Awards shall immediately vest upon termination and the Consultant shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws. Consultant shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary.

  (e)           To the extent that termination payments and benefits are payable under this Section 6.3, no benefits shall be payable under Section 6.2.

For purposes of this Agreement, a “Change in Control” shall mean: (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

6.4           In the event of the Consultant’s death on or after he becomes entitled to termination payments and benefits hereunder, any termination payments not yet paid to the Consultant as of the date of his death shall be paid to his estate.

6.5           Notwithstanding any other provision contained herein, the Company shall establish an irrevocable grantor trust (the “Trust”) containing provisions which are the same as, or are similar to, the provisions contained in the model “rabbi trust” set forth in Internal Revenue Service Revenue Procedure 92-64 within sixty (60) days of the date of the Agreement. Upon the earlier of the date that there is a Change in Control of the Company or the date the Consultant terminates his engagement with the Company pursuant to Section 6.2 of the Agreement, the Company shall make an irrevocable deposit into the Trust in an amount equal to the full termination payments payable or potentially payable to the Consultant pursuant to Section 6.2 (in the event there has not been a Change in Control as of the date of termination) or 6.3 (in the event that there has been a Change in Control). In the event that the amount of the termination payments payable pursuant to Section 6.3 cannot be determined with certainty as of the date of the Change in Control, the Company shall make a good faith estimate of the termination payments payable pursuant to Section 6.3 and shall make additional deposits to the Trust on a monthly basis if the termination payments payable pursuant to Section 6.3 exceed the amount previously deposited in the Trust. The Company shall pay all costs relating to the establishment and maintenance of the Trust and the investment of funds held in such Trust. The termination payments payable pursuant to Section 6.2 or Section 6.3, as applicable, shall be paid from the Trust unless the Company timely pays the termination payments to the Consultant.

6.6           In the event that as of the result of any Indenture effective as of the date of the Consultant’s termination, the termination payments payable pursuant to Section 6.2 or Section 6.3, as applicable, cannot be paid in their entirety in the form of cash, the termination payments shall be paid in the form of Common Stock to the extent they cannot be paid in cash. If that portion of the termination payments cannot be paid in the form of Common Stock because of the lack of available shares under the Company’s equity plans that have received Stockholder Approval, the Company shall use its best efforts to pay to the Consultant that portion of the termination payments in a form permissible under the Indentures. Notwithstanding the foregoing, in no event shall this Section 6.6 relieve the Company of its obligation to pay to the Consultant the full benefits provided under Section 6.2 or Section 6.3, as applicable.

7.             Non-Competition.  Consultant acknowledges that Consultant’s engagement with the Company will enable Consultant to obtain, among other things, knowledge associated with the Company’s business and will also enable Consultant to form certain relationships with individuals and entities with which the Company furnishes its products and/or services. Consultant further acknowledges that the substantial relationships with prospective and existing customers, goodwill and other valuable proprietary interests of the Company will cause the Company to suffer irreparable and continuing damage in the event Consultant competes or assists others in competing with the Company during Consultant’s engagement and within two (2) years subsequent to the Consultant’s notice of voluntary termination (other than for Good Reason) during the Term or a Discretionary Termination Payment Event (if the Board chooses to make the payments described in Section 6.2 above). Therefore, Consultant agrees that during Consultant’s engagement and for a period of two (2) years from the date of notice in the event of voluntary termination (other than for Good Reason) during the Term or a Discretionary Termination Payment Event (if the Board chooses to make the payments described in Section 6.2 above) (“Restrictive Period”), Consultant will not, without the prior written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion, be employed directly or indirectly by a competitor of the Company, or otherwise engage directly or indirectly in any conduct, activity, or business that substantially competes with the business of the Company’s internet segment, as described in the Company’s registration statement on Form S-1 for its initial public offering, as of the date of effectiveness of such registration statement. The phrase “directly or indirectly” shall include either as an individual or as a partner, joint venturer, employee, agent, executive, independent contractor, consultant, officer, director, stockholder, investor or otherwise. Nothing herein shall preclude Consultant from continuing to engage in the activities authorized by Paragraph 3.3 of this Agreement. Consultant further acknowledges that Consultant’s continued engagement with the Company and the payment of termination payments and benefits pursuant to Section 6 herein constitutes fair and adequate consideration for Consultant’s agreement not to engage in such conduct during the Restrictive Period in the event of Consultant’s voluntary termination (other than for Good Reason) or a Discretionary Termination Payment Event (if the Board chooses to make the payments described in Section 6.2 above). The geographic scope of the non-competition obligations of this paragraph includes anywhere in the world where the Company engage(s) in business or otherwise markets or sells its/their products or services (“Restricted Area”) in the provision of any services which are the same as, substantially similar to or competitive with the business and services which the Company was designing, developing, selling or providing, within the twelve (12) month period prior to the Consultant's termination of engagement. Notwithstanding the foregoing, in the event the Company shall fail to pay Consultant any termination payments to Consultant pursuant to Section 6 of this Agreement when due, Consultant shall have no further obligations under this Section 7. In the event that the Company files for bankruptcy or materially defaults on its secured debt, the Consultant shall have no further obligations under this Section 7.

8.             Non-Solicitation.  Consultant acknowledges that, because of Consultant’s responsibilities at the Company, Consultant has developed and will help to develop, and has been exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove. For purposes of this Agreement, “Confidential Information” shall mean any and all trade secrets, confidential knowledge, data or any other proprietary information pertaining to any business of the Company or any of its clients, customers or consultants, licensees or affiliates. By way of illustration but not limitation, “Confidential Information” includes (a) inventions, technological innovations, specifications, ideas, improvements, discoveries, trade secrets, processes, data, programs, software, source code, web site designs, web site processes, knowledge, know-how, designs, techniques, formulas, test data, computer code, complaints, complaint processes and analysis, security procedures and processes, passwords, user ids, customer information, affiliate information, customer lists, affiliate lists, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law, and whether or not conceived or prepared by the Consultant, either alone or jointly with others (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products and services, financial information, protocols, proposals, marketing plans and strategies, manuals, procedures and guidelines, merchandising and selling, business plans, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and financial statements, licenses, prices and costs, suppliers and customers; and (c) identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and information regarding the skills and compensation of other employees of the Company and independent contractors performing services for the Company. Consultant also acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Consultant agrees as follows:

  (a)           Consultant shall not, for a period of one (1) year following Consultant’s date of notice of voluntary termination (other than for Good Reason) or a Discretionary Termination Payment Event (if the Board chooses to make the payments described in Section 6.2 above), directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company to leave the Company or terminate his or her engagement with the Company.
  (b)           Consultant shall not, for a period of one (1) year following the Consultant’s date of notice of voluntary termination (other than for Good Reason) or a Discretionary Termination Payment Event (if the Board chooses to make the payments described in Section 6.2 above), for the purpose of selling products or services competitive with the Company’s, solicit any actual or prospective customer or client of the Company by using the Company’s Proprietary Information or trade secrets, or otherwise solicit such customers or clients by using means that amount to unfair competition.

Notwithstanding the foregoing, in the event the Company shall fail to pay Consultant any termination payments to Consultant pursuant to Section 6 of this Agreement when due, Consultant shall have no further obligations under Section 8(a) and Section 8(b) hereto. In the event that the Company files for bankruptcy or materially defaults on its secured debt, the Consultant shall have no further obligations under this Section 8.

9.             Confidentiality. The Consultant understands and acknowledges that in the course of his former employment with the Company and in the course of this engagement, he has had and will continue to have access to and will learn Confidential Information. Accordingly, the Consultant agrees that during the period that he performed services for the Company (including the time he was an employee of the Company) and continuing in perpetuity thereafter, he has and shall keep confidential and has not and shall not directly or indirectly disclose any such Confidential Information to any third party, except as required to fulfill his duties in connection with his engagement by the Company, and has not and shall not misuse, misappropriate or exploit such Confidential Information in any way. The restrictions contained herein shall not apply to any information which the Consultant can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

10.           Administration/Other Agreements.  Notwithstanding anything contained in this Agreement to the contrary, the Consultant acknowledges and agrees that the Board, in its sole and absolute discretion, shall administer this Agreement in a manner that complies with Section 409A of the Code.

11.           Section 280G Gross-Up Payments.  If any of the payments under this Agreement ("Payment") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Consultant in cash additional amounts (the "Gross-Up Payments") such that the net amount retained by the Consultant after deduction from the Payment and the Gross-Up Payments of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax and any other tax imposed upon the Gross-Up Payments shall be equal to the original amount of the Payment, prior to deduction of any Excise Tax imposed with respect to the Payment. The Gross-Up Payments are intended to place the Consultant in the same economic position he would have been in if the Excise Tax did not apply. The Gross-Up Payments shall be paid to the Consultant when any Excise Tax relating to said Payment becomes due and payable, provided that such Gross-Up Payments shall not be paid later than the end of the calendar year next following the calendar year in which the Consultant remits (or has remitted on his behalf) the related taxes to the appropriate tax authorities.

12.           Miscellaneous.

12.1           Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered with an acknowledgment of receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Consultant at their last known respective addresses, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

12.2           Parties in Interest.  The Consultant shall not delegate his consulting obligations under this Agreement to any other person. The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the voting stock or assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Consultant. In the event of a merger or other combination, or the sale or liquidation of business and assets, the Company shall use its reasonable best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

12.3           Further Assurances.  From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

12.4           Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws. The parties hereby consent and agree to the exclusive jurisdiction of the state and federal courts in the County of Palm Beach, State of Florida in any lawsuit arising from or relating to this Agreement.

12.5           Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be considered originals for all purposes.

12.6           Severability.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.7           Entire Agreement; Modification; Waiver.  Except as otherwise specifically contemplated herein and in the Indemnification Agreement, this Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated in whole or in part, except in writing, and signed by the parties. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default. No amendment of the Agreement may cause any amount payable to the Consultant prior to the amendment to be includible in the Consultant’s taxable income on any earlier date under the provisions of Code Section 409A as determined after the amendment.

13.           Section 409A Compliance.  It is intended that all benefits and compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Code Section 409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitation, the Final Treasury Regulations), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision. In accordance with the foregoing, the Consultant shall not have a legally binding right to any distribution made to Consultant in error. Notwithstanding the foregoing, in no event will any of the Company, its parent, or their respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of this Agreement to be exempt from or comply with Code Section 409A and none of the foregoing guarantees that the Agreement is exempt from or complies with Code Section 409A. For all purposes under Code Section 409A, the Consultant’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. A “termination of engagement” (or any other term to that to that effect) under this Agreement shall mean a “separation from service” under Code Section 409A and Final Treasury Regulation 1.409A-1(h) and the default presumptions thereof.

Notwithstanding any other provision of this Agreement to the contrary, if the Board (or its delegate) determines in its discretion that termination payments due under this Agreement are “nonqualified deferred compensation” subject to Section 409A of the Code and that the Consultant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such termination payments, to the extent that they are nonqualified deferred compensation subject to Section 409A of the Code shall be paid on the first payroll date of the seventh month following the month in which the Consultant’s termination occurs. For purposes of this Agreement, whether the Consultant is a “specified employee” will be determined in accordance with written procedures adopted by the Board.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

14.           Attorney Fees.  In the event that either party is required to pursue claims or commence litigation to enforce their rights under this Agreement, or to defend against claims brought against them by the other party that are determined by a court to be without merit, the prevailing party shall be entitled to recover their reasonable attorneys' fees and costs.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRIENDFINDER NETWORKS INC. By: /s/ Anthony Previte Name: Anthony Previte Title: Chief Executive Officer and President CONSULTANT: /s/ Daniel C. Staton DANIEL C. STATON

[Signature Page to Daniel C. Staton Consulting Agreement]

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